ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                          FIELDS AIRCRAFT SPARES, INC.

                  Pursuant  to   provisions   of  the  Utah   Revised   Business
Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                      FIRST

                  The name of the corporation is Fields Aircraft Spares, Inc.

                                     SECOND

                  The following amendment to the Articles of Incorporation was duly consented to and adopted by the shareholders of the corporation on August 7, 1997, at the annual meeting of the shareholders, duly held in the manner prescribed by the Utah Revised Business Corporation Act.

                                      THIRD

         Of the 1,877,131 shares of common stock of the corporation issued and outstanding and entitles to vote, 1,593,164 were present at the meeting either in person or by proxy. Of the 1,593,164 shares present and entitled to vote on all matters to come before the meeting, 904,288 voted in favor of and 680,074 voted against adoption of the following amendment to Article IV and 1,407,416 voted in favor of and 110,659 voted against adoption of the following amendment to Article VIII. The number of votes cast for such amendments was sufficient for approval by the holders of the corporation's common shares.

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                                     FOURTH

         The first sentence of Article IV is amended to read as follows:

                  "Authorized Shares. The total number of shares of stock that the Corporation shall have authority to issue is 5,000,000 Common Shares, par value $0.5 per share, and 50,000 Preferred Shares, $0.001 par value per share."

                                      FIFTH

         Article VIII of the Articles of Incorporation shall be amended by adding the following as the second paragraph:

                  "The directors shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 1998 annual meeting of shareholders; the term of the initial Class II directors shall terminate on the date of the 1999 annual meeting of shareholders; and the term of the initial Class III directors shall terminate on the date of the 2000 annual meeting of shareholders. At each annual meeting of shareholders beginning in 1998, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as his or her predecessor."

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         DATED this 8th day of August, 1997.

                                      FIELDS AIRCRAFT SPARES, INC.


                                       By: /s/ Alan Fields
                                          ----------------------
                                          Alan Fields, President



                                        By: /s/ Lawrence J. Troyna
                                           ------------------------
                                           Lawrence J. Troyna, Secretary


         NOTE: Execution of this document constitutes an acknowledgement under penalties of perjury that this document constitutes the act and deed of the entity on behalf of which the document is executed and that the facts stated herein are true.

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